EXHIBIT 10.30

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Statement of Work No. Two

THIS STATEMENT OF WORK NO. TWO (“SOW”) is effective as of June 2, 2017 (the “SOW Effective Date”) by and between HTG Molecular Diagnostics, Inc. (“HTG”) and QIAGEN Manchester Limited (“QIAGEN”). This SOW is made a part of, and shall be governed by, the terms and conditions of the Master Assay Development, Commercialization and Manufacturing Agreement (the “MSA”) executed between the Parties dated as of November 16, 2016. In the event of a conflict between the terms and conditions of this SOW and those of the MSA, this SOW shall govern.

1.

Sponsor Project Agreement and Supplement Agreement. This SOW covers the performance by each Party of its respective activities in support of the Development of the PDP Assay that is the subject of the Sponsor Project Agreement, identified as the Initiation Agreement, dated June 2, 2017 (“Effective Date of Sponsor Project Agreement”), between QIAGEN and the pharmaceutical company referenced therein (“PHARMA”). Concurrently with the execution of this SOW, PHARMA, QIAGEN and HTG are entering into a Supplement Agreement (the “Supplement Agreement”).

2.

Definitions. The terms in this SOW with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth in this SOW, or if not defined in this SOW, shall have the meaning set forth in the MSA, or if not defined in this SOW or the MSA, shall have the meaning set forth in the Supplement Agreement, or if not defined in this SOW, the MSA or the Supplement Agreement, shall have the meaning set forth in the Sponsor Project Agreement, in the form delivered by QIAGEN to HTG on August 24, 2017.

3.

Term. This SOW shall commence as of the SOW Effective Date and shall expire on the date on which the last of the following occurs: (i) completion of all Development activities specified in this SOW, or (ii) receipt by HTG of payment of all amounts due to HTG (including any profit sharing) under this SOW; unless this SOW is earlier terminated in accordance with its terms or the terms of the MSA.

4.	Development Work
4.1.

Development Objectives. Development activities under this SOW, generally, are directed to the following objectives (collectively, the “Project”), all or part of which may occur in series or in parallel as circumstances may dictate:

4.1.1.	Project initiation;

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4.1.2.

Design of an assay for NGS detection of mRNA expression of a mutually approved number of genes in conformance with applicable FDA regulations for use in […***…] PHARMA’s clinical studies (the “Clinical Trial Assay” or “CTA”).

4.1.3.	Development of the CTA.
4.1.4.

Engage and qualify one or more mutually approved […***…] clinical testing site(s) for performance of PHARMA’s clinical studies involving the retrospective testing of a mutually approved number and type of biological samples with the CTA (“Retrospective Testing”).

4.1.5.	Conduct, or cause to be conducted, the Retrospective Testing.
4.2.

Development Activities. In furtherance of the foregoing Development objectives, the Parties confirm that they have exchanged details of their respective Development activities for mutual review and approval prior to the full execution of this SOW (“Work Plan”). Each Party shall use commercially reasonable efforts to complete its respective Development activities in the Work Plan in a time- and cost-efficient manner and otherwise in conformance with this SOW and Section 3 of the MSA.

4.3.

As provided in the Section 3.7 of the MSA, each Party’s Project Lead shall keep the other Party, and (if applicable) PHARMA, updated and consult with such other Party on a reasonably regular basis with respect to all the Development work being conducted by such Party. Without limiting the generality of the foregoing, the responsible Party shall, to the extent reasonably feasible:

4.3.1.	Invite a reasonable number of representatives of the other Party to attend any formal design reviews (“FDR”) that occur as part of the responsible Party’s Development activities under this SOW.
4.3.2.

Make final or near-final “Deliverables” (as provided in Section 5) available to the other Party for review; provided that such other Party’s review shall not delay the corresponding Development milestone or other obligation of the responsible Party related to such Deliverable.

4.3.3.

Subject to the responsible Party’s independent professional judgment in accordance with the applicable provisions of this SOW (as provided in Section 3.4 of the MSA), the responsible Party agrees to consider, in good faith, comments or requests timely received from the non‑responsible Party regarding Deliverables or FDR-related topics.

4.4.	In the event of a Project Delay or if PHARMA rejects any deliverable based upon quality issues attributed to HTG’s Development work under this SOW, Section 3.9 of the MSA shall apply.

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4.5.

QIAGEN Materials. Except to the extent HTG expressly has agreed to provide Samples (as defined in the MSA) for all or part of its Development activities, QIAGEN shall timely deliver, or cause PHARMA to timely deliver, to HTG all Samples and other QIAGEN Materials (as defined in the MSA) necessary for HTG to perform its Development activities hereunder. Samples (as defined in the MSA), and all reagents, data and information relating to the Samples or the use of the Samples, delivered to HTG by or on behalf of PHARMA pursuant to this Section 4.5 shall be deemed QIAGEN Materials (as defined in the MSA) for purposes of this SOW.

5.

Milestones, Deliverables and Related Matters. Development activities for this SOW are directed to achieve certain milestones and, for each milestone, the delivery to PHARMA of one or more Deliverables. The applicable milestones, Deliverables, Party responsible for completion of each Deliverable, target (or, as applicable, due) dates, and expected PHARMA milestone payments are set forth in the Work Plan. Upon completion of each Deliverable for which HTG is responsible, HTG shall deliver such Deliverable to QIAGEN. Upon receipt from HTG or upon completion by QIAGEN, as applicable, QIAGEN shall deliver all Deliverables to PHARMA and promptly notify HTG when such Deliverable has been accepted (or, as applicable, rejected) by PHARMA. QIAGEN shall also invoice, and receive applicable payment(s) from, PHARMA in accordance with the terms and conditions of the Sponsor Project Agreement. QIAGEN shall promptly notify HTG in writing of any payments received from PHARMA pursuant to the Sponsor Project Agreement.

6.	Compensation Arrangement
6.1.

Allowable Project Costs. For purposes of this SOW, allowable Project Costs for the respective Parties shall include direct employee costs, materials and other direct expenses, capital purchases, and subcontractor expenses, as follows:

6.1.1.

Direct employee costs shall be tracked on a daily basis by project calculated using the daily Wage Rate (defined below) applicable to each employee performing Development activities under this SOW. The Steering Committee shall, at an appropriate time, determine a mutually acceptable process for daily time tracking.

6.1.1.1.

For purposes of this subsection, the “Wage Rate” shall be an average salary for similarly-situated employees performing specified skills-based functions plus a Payroll Burden Rate, and will not be the actual wage paid each specific individual who performs Development work. For purposes of this subsection, the “Payroll Burden Rate” will include the expense for payroll taxes, vacation, accrued bonus, group insurance (representing workers’ compensation insurance, health insurance and life and disability insurance), stock compensation and payroll service fees representative of the employee mix performing the applicable Development activities.

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6.1.1.2.

Wage Rates will be recalculated every six months in June and December of each calendar year, and utilized for the immediately following six‑month period. Upon request, each Party shall provide the other Party reasonable documentary support for its Wage Rate calculations.

6.1.2.

Material and other direct costs are all directly incurred expenses associated with Development activities. These expenses are expected to include materials used internally or provided by a Party to subcontractors (including a Party’s product inventory and supplies purchased from a third party), direct travel required for the Development activities, and any other mutually approved direct expenses. Amounts invoiced to a Party by any third‑party subcontractor shall not be a direct cost under this subsection.

6.1.3.

Capital purchases shall be the acquisition cost of any capital asset that is to be used solely for Development activities. Any such capital purchases by either Party must be approved in writing by the non-purchasing Party prior to purchase. Upon completion of the Development activities in this SOW, any remaining value attributable to the purchased capital asset (as determined in accordance with US GAAP) shall be credited back to the Net Profit share (see below). HTG shall specifically itemize any approved capital purchases in invoices to QIAGEN.

6.1.4.

Subcontractor expense shall be the actual cost invoiced to a Party by any permitted third-party subcontractor that performs Development activities. Materials provided to a permitted subcontractor, such as assay kits, for use by such subcontractor to perform Development activities are subject to Section 6.1.2 (and not this subsection) and will be billed at cost.

6.2.	Project Costs Acknowledgment or Overage.
6.2.1.

The Parties have exchanged their estimated Project Costs for mutual review and approval prior to the full execution of this SOW. Such approved estimated Project Costs shall not be modified unless the Parties confer in good faith to determine the desirability of such modification, and no modification, change or amendment to approved estimated Project Costs will be effective until revised estimated Project Costs are received and approved by both Parties.

6.2.2.

In the event actual Project Costs are expected to exceed the estimated Project Costs by […***…]% or more, the Party expecting to incur such cost overages shall notify the other Party as soon as possible, and, where possible, prior to incurring the overages and, in HTG’s case, prior to invoicing QIAGEN. The Steering Committee shall meet promptly following receipt by the applicable Party of the overage notice to discuss the circumstances. Where overages are identified, the Parties shall work in good faith to agree to a reasonable reimbursement solution based upon the facts and circumstances that have led to the overage, and agreement should be made in writing within one month of

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the overage being identified. No amounts in excess of […***…]% of the original estimated Project Costs should be included in Development Net Profit calculations without mutual agreement of the Parties.

6.3.

HTG Development Fee: QIAGEN shall pay HTG for the Development work performed by HTG on a monthly, fee-for-service basis (the “HTG Development Fee”). The HTG Development Fee shall be the amount of allowable HTG Project Costs actually incurred in the applicable period plus […***…]% of such allowable HTG Project Costs as a management and administration fee (which fee shall, for purposes of Section 6.5 below, be deemed HTG Project Costs).

6.3.1.

Invoices for the HTG Development Fee will be submitted by HTG to QIAGEN on a monthly basis containing the applicable purchase order number provided by QIAGEN, and will be due within […***…] days from the date of receipt of invoice by QIAGEN. Payment of such invoices will occur regardless of whether QIAGEN has collected payments from or invoiced PHARMA. In no event will QIAGEN be obligated to make any pre‑payments to HTG for services or Deliverables.

6.4.

QIAGEN Project Costs: QIAGEN shall retain for itself (subject to Net Profit accounting) allowable QIAGEN Project Costs for Development work performed in the period corresponding to each PHARMA payment plus […***…]% of such allowable QIAGEN Project Costs as a program management and administration fee (which fee shall, for purposes of Section 6.5 below, be deemed QIAGEN Project Costs).

6.5.

Profit Sharing. Except to the extent otherwise provided in this subsection, Net Profit shall be determined as provided in Section 5.2.4 of the MSA. Within […***…] business days after the end of each calendar quarter, QIAGEN will prepare and deliver to HTG an initial calculation of Net Profit for the then‑ended calendar quarter (“Applicable Period”), including all amounts paid by PHARMA to QIAGEN under the Sponsor Project Period during the Applicable Period. The support for the Net Profit calculation will include documentary evidence of allowable Project Costs for HTG and QIAGEN for the Applicable Period, including, for example, timesheets and copies of invoices received from third parties and subcontractors. No later than […***…] business days after HTG’s receipt of the initial Net Profit calculation, the Parties shall meet as provided in the MSA and approve the Net Profit amount for the Applicable Period. The Parties shall each receive 50% of the mutually approved Net Profit amount. HTG will issue an invoice to QIAGEN containing the relevant purchase order number provided by QIAGEN for HTG’s Net Profit amount. QIAGEN shall pay HTG’s Net Profit amount within […***…] days of receiving the applicable invoice. Upon completion of this SOW, being […***…] days after acceptance of the final deliverable by PHARMA; a true-up calculation of each party’s total costs should be performed in comparison to the total amounts paid by PHARMA to determine the overall Net Profit. A comparison of the amounts paid to HTG for each quarter’s Net Profit will be made and a final invoice issued by either HTG to

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QIAGEN or QIAGEN to HTG, as applicable, to ensure an overall 50% share of the total Net Profit amount. The invoice will be paid by the relevant party within […***…] days of receipt.

7.

Subsequent Statements of Work. The terms and conditions of one or more statements of work related to further Development activities or the manufacturing or commercialization of the subject PDP Assay shall be negotiated by the Parties as provided in the MSA.

8.	Intellectual Property. Intellectual Property Rights (as defined in the MSA) among HTG, QIAGEN and PHARMA with respect to the Development activities shall be set forth in the Supplement Agreement.
9.

Confidentiality. Certain rights and obligations among HTG, QIAGEN and PHARMA concerning confidential and proprietary information related to the Development activities shall be set forth in the Supplement Agreement.

10.

SOW Suspension and Termination. This SOW may be suspended or terminated as specified in the MSA, as it may be amended from time to time; provided that notwithstanding anything in Section 13.3.2 of the MSA to the contrary, in the event of a Change of Control, neither Party shall have the right to terminate this SOW or the MSA to the extent it relates to this SOW.

11.

Supplement Agreement.  HTG and QIAGEN shall execute this SOW concurrently with the execution of the Supplement Agreement by PHARMA, QIAGEN and HTG, and if this SOW is not so executed concurrently with the Supplement Agreement, this SOW and the Supplement Agreement shall each be null and void and of no force or effect.

IN WITNESS WHEREOF, HTG and QIAGEN each has caused this SOW to be executed by its respective duly authorized representative effective as of the SOW Effective Date.

HTG MOLECULAR DIAGNOSTICSQIAGEN MANCHESTER LIMITED

By:/s/ Timothy B. JohnsonBy:/s/ Douglas Liu

Name:Timothy B. JohnsonName:Douglas Liu

Title:President, Chief Executive OfficerTitle:SVP Global Operations

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